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                                                                     EXHIBIT 3.1


                            PRISON REALTY TRUST, INC.
                      ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

        FIRST: Prison Realty Trust, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

        SECOND: The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:

                                    ARTICLE I
                                      NAME

        The name of this corporation shall be Corrections Corporation of America (the "Corporation").

                                   ARTICLE II
                                     PURPOSE

        The purpose for which this Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law as now or hereinafter in force. The Corporation also shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law that are appropriate to promote and attain its purpose.

                                   ARTICLE III
                       PRINCIPAL OFFICE AND RESIDENT AGENT

        The address of the principal office of the Corporation is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and the address of the resident agent is 300 East Lombard Street, Baltimore, Maryland 21202.

                                   ARTICLE IV
                                    DIRECTORS

        A. General Powers. The business and affairs of the Corporation shall be managed by its Board of Directors and, except as otherwise expressly provided by law, the Bylaws of the Corporation or this Charter, all of the powers of the Corporation shall be vested in the Board of Directors. This Charter shall be construed with the presumption in favor of the grant of power and authority to the directors.

        B. Number of Directors. The Board of Directors shall consist of such number of directors as shall be determined from time to time by resolution of the Board of Directors in


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accordance with the Bylaws of the Corporation, except as otherwise required by the Charter; provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The Board of Directors shall initially consist of eight (8) directors, at least two (2) of which must be Independent Directors. An Independent Director is defined to be an individual who qualifies as a director under the Bylaws of the Corporation but who: (i) is not an officer or employee of the Corporation; (ii) is not the beneficial owner of five percent (5%) or more of any class of equity securities of the Corporation, or any officer, employee or "affiliate" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such stockholder of the Corporation; and (iii) does not have any economic relationship requiring disclosure under the Exchange Act with the Corporation. The names of the directors of the Corporation are William F. Andrews, Thomas W. Beasley, C. Ray Bell, Jean-Pierre Cuny, Ted Feldman, John D. Ferguson, Joseph V. Russell and Charles W. Thomas, PhD. A director need not be a stockholder of the Corporation.

        C. Effect of Increase or Decrease in Directors. In the event of any increase or decrease in the number of directors pursuant to the first sentence of Paragraph B above, each director then serving shall nevertheless continue as a director until the expiration of his term and until his successor is duly elected and qualified or his prior death, retirement, resignation or removal.

        D. Service of Directors. Notwithstanding the provisions of this Article IV, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal.

        E. Removal of Directors. Subject to the rights, if any, of any class or series of stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the votes represented by the shares then entitled to vote in the election of such director. At least thirty (30) days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal shall be sent to the director whose removal will be considered at the meeting.

        F. Directors Elected by Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock (as defined in Article V hereof) have the right to elect additional directors, as provided for or fixed pursuant to the provisions of Article V hereof, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total and authorized number of directors of the Corporation shall automatically be increased by the number of such additional directors, and such holders of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.



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                                    ARTICLE V
                                  CAPITAL STOCK

        The total number of shares of stock which the Corporation shall have authority to issue is four hundred fifty million (450,000,000), of which four hundred million (400,000,000) shares are of a class denominated common stock, $0.01 par value per share (the "Common Stock") and fifty million (50,000,000) shares are of a class denominated preferred stock, $0.01 par value per share (the "Preferred Stock"). The aggregate par value of all shares of all classes is $4,500,000. Four million three hundred thousand (4,300,000) shares of the Preferred Stock shall be designated as "8.0% Series A Cumulative Preferred Stock" (the "Series A Preferred Stock"). Twelve Million (12,000,000) shares of Preferred Stock shall be designated as "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock").

        The Board of Directors may authorize the issuance by the Corporation from time to time of shares of any class of stock of the Corporation or securities convertible or exercisable into shares of stock of any class or classes for such consideration as the Board of Directors determines, or, if issued as a result of a stock dividend or stock split, without any consideration, and all stock so issued will be fully paid and non-assessable by the Corporation. The Board of Directors may create and issue rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities or property. The Board of Directors may classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

        The Corporation reserves the right to make any amendment to the charter of the Corporation, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter of the Corporation, of any outstanding shares of stock.

        Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        The following is a description of each of the classes of stock of the Corporation and a statement of the powers, preferences and rights of such stock, and the qualifications, limitations and restrictions thereof:

        A.     Common Stock.

               1. Voting Rights. Each holder of Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the stockholders of the Corporation. Notwithstanding the foregoing, (i) holders of Common Stock shall not be entitled to vote on any proposal to amend provisions of the Charter of the Corporation setting


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        forth the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of a class or series of Preferred Stock if the proposed amendment would not alter the contract rights of the Common Stock, and (ii) holders of Common Stock shall not be entitled to notice of any meeting of stockholders at which the only matters to be considered are those as to which such holders have no vote by virtue of this Article V, Paragraph A.1.

               2. Dividends and Rights Upon Liquidation. After the provisions with respect to preferential dividends of any series of Preferred Stock, if any, shall have been satisfied, and subject to any other conditions that may be fixed in accordance with the provisions of this Article V, then, and not otherwise, all Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board of Directors at their discretion out of funds legally available therefor. In the event of voluntary or involuntary dissolution or liquidation of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, the holders of Common Stock shall, subject to the additional rights, if any, of the holders of Preferred Stock fixed in accordance with the provisions of this Article V, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

        B.     Preferred Stock.

               1. Authorization and Issuance. The Preferred Stock may be issued from time to time upon authorization by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors, except as otherwise set forth in the charter.

               2. Voting Rights. The holders of Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings, except as required by law, as expressly provided for in the charter, or as expressly provided in the resolution establishing any series thereof.

        C.     Series A Preferred Stock.

               1. Designation and Amount; Fractional Stock; Par Value. There shall be a class of Preferred Stock of the Corporation designated as "8.0% Series A Cumulative Preferred Stock," and the number of shares of stock constituting such series shall be 4,300,000. The Series A Preferred Stock is issuable solely in shares of whole stock and shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and dividends and to have the same benefits as all other holders of Series A Preferred Stock as set forth in this charter. The par value of each share of Series A Preferred Stock shall be $0.01.


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               2. Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

               3. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation, rank: (i) senior to all classes or series of Common Stock of the Corporation and to all equity securities ranking junior to the Series A Preferred Stock; (ii) on a parity with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Corporation; and (iii) junior to all existing and future indebtedness of the Corporation. The term "equity securities" does not include convertible debt and securities which rank senior to the Series A Preferred Stock prior to conversion.

               4. Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of eight percent (8.0%) per annum of the Liquidation Preference, as hereinafter defined. Such dividends shall be cumulative from the date of original issuance and shall be payable quarterly in arrears on the fifteenth day of January, April, July and October of each year (each, a "Dividend Payment Date"), or, if not a business day, the next succeeding business day. Dividends will accrue from the date of original issuance to the first Dividend Payment Date and thereafter from each Dividend Payment Date to the subsequent Dividend Payment Date. A dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last business day of March, June, September and December, respectively, or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The Series A Preferred Stock will rank senior to the Corporation's Common Stock with respect to the payment of dividends.

               No dividends on Series A Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement to which the Corporation is a party, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.


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               Notwithstanding the foregoing, dividends on the Series A
        Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are declared. The accrued but unpaid dividends on the Series A Preferred Stock will not bear interest, and holders of shares of Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above.

               Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a distribution in stock of the Corporation's Common Stock or in stock of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends authorized per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such series of Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

               Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock or other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). Holders


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        of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such stock which remains payable.

               5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all stock of other classes or series of Preferred Stock of the Corporation ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of shares of the Series A Preferred Stock and all other such classes or series of Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

               Holders of shares of Series A Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other trust, corporation or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

               6. Redemption. Shares of the Series A Preferred Stock are not redeemable prior to January 30, 2003. On and after January 30, 2003, the Corporation, at its option upon not less than thirty (30) nor more than sixty (60) days' written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of shares of Series A Preferred Stock to be redeemed shall surrender any certificates representing such shares of Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the


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        Corporation in trust for the benefit of the holders of any shares of
        Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such stock will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional stock) or by any other equitable method determined by the Corporation.

               Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

               Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two (2) successive weeks commencing not less than thirty (30) nor more than sixty (60) days prior to the redemption date. A similar notice will be mailed by the Corporation, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates representing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the stock to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.



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               Immediately prior to any redemption of shares of Series A
        Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock which are redeemed.

               7. Voting Rights. Holders of the shares of Series A Preferred Stock will not have any voting rights, except as set forth below.

               Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for four or more quarterly periods (a "Preferred Dividend Default"), the holders of such Series A Preferred Stock (voting together as a class with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least twenty percent (20%) of the shares of Series A Preferred Stock and the holders of record of at least twenty percent (20%) of the shares of any series of Parity Preferred so in arrears (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at such subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon affirmative vote of a plurality of the shares of Series A Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the shares of Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Directors remaining in office, or if none remains


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        in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

               So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of shares of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of stock, or (b) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the shares of Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the shares of Series A Preferred Stock and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

               The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

               8. Conversion. Shares of the Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

               9. Definitions. Terms defined in this Article V, Paragraph C shall apply only in respect to the Series A Preferred Stock.


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        D.  Series B Preferred Stock.

        1.  Designation and Amount; Rank.

        (a) There shall be a class of Preferred Stock of the Corporation designated as "Series B Cumulative Convertible Preferred Stock," and the number of shares constituting such series shall be 12,000,000 shares. The Series B Preferred Stock is issuable solely in shares of whole stock and shall entitle the holder thereof to exercise the voting rights and to have the same benefits as the other holders of Series B Preferred Stock set forth in this Charter. The par value of each share of Series B Preferred Stock shall be $0.01. Section 10 of this Paragraph D sets forth the definitions of certain terms used in this
Article V, Paragraph D. All capitalized terms used in this Article V, Paragraph D shall have the meaning set forth in Section 10 of this Paragraph D and shall apply only in respect to the Series B Preferred Stock.

        (b) The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank: (i) senior (to the extent set forth herein) to all Junior Stock; (ii) on a parity with all Parity Stock; and (iii) junior to all Senior Stock.

        2.  Dividends and Distributions.

        (a) Subject to the preferential rights of all Senior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors, out of funds legally available for the payment of dividends, (i) commencing on the first Dividend Payment Date and continuing through September 30, 2003, cumulative preferential dividends payable in additional shares of Series B Preferred Stock at the rate of twelve percent (12%) per annum of the Stated Amount of each share of the then outstanding Series B Preferred Stock, and (ii) commencing with the first Dividend Period occurring after September 30, 2003, cumulative preferential dividends will be payable entirely in cash at the rate of twelve percent (12%) per annum of the Stated Amount of each share of the then outstanding Series B Preferred Stock. Dividends on each share of Series B Preferred Stock shall accrue and be cumulative from the Issuance Date with respect to that share. Dividends shall be payable on December 31, 2000 and quarterly in arrears thereafter when and as declared by the Board of Directors on each Dividend Payment Date (or, if such Dividend Payment Date is not a Business Day, the first
(1st) Business Day following the Dividend Payment Date) in respect of the Dividend Period ending on such Dividend Payment Date (but without including such Dividend Payment Date) commencing on the first Dividend Payment Date and continuing for so long as the Series B Preferred Stock is outstanding. Any reference herein to "cumulative dividends" or "Accrued Dividends" or similar phrases means that such dividends are fully cumulative and accumulate and accrue on a daily basis (computed on the basis of a 360-day year of twelve 30-day months), whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Accrued Dividends will not bear interest, and holders of shares of the Series B Preferred Stock will not be entitled to any distributions other than as expressly set forth herein. All dividends payable in additional shares of Series B Preferred Stock shall be paid through the issuance of additional shares of Series B Preferred Stock at the Stated Amount.

        Notwithstanding anything contained herein to the contrary, no dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or Set Apart for Payment by the Corporation at such time as, and to the extent that, the terms and provisions of any agreement to which the Corporation is a party, including any agreement relating to its indebtedness or any provisions of the Corporation's Charter relating to any Senior Stock, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

        (b) For so long as any shares of Series B Preferred Stock are outstanding, no full dividends shall be declared by the Board of Directors or paid or Set Apart for Payment by the Corporation on any Parity Stock for any period unless the Accrued Dividends have been or contemporaneously are declared and paid in full, or declared and, if payable in cash, a sum in cash is Set Apart for Payment. If the Accrued Dividends and any accrued dividends with respect to Parity Stock are not so paid (or a sum sufficient for such payment is not so Set Apart for Payment), all dividends declared and paid upon shares of the Series B Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared and paid per share on the Series B Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the Series B Preferred Stock and the accrued dividends per share on such Parity Stock bear to each other.

        (c) For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or Set Apart for Payment any dividend on any of the Junior Stock (other than (i) dividends in Junior Stock to the holders of Junior Stock or (ii) distributions of rights to purchase shares of Common Stock or Preferred Stock of the Corporation to the holders of Common Stock of the Corporation), or make any payment on account of, or Set Apart for Payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than in exchange for Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options (other than in exchange for Junior Stock) unless the Accrued Dividends on the Series B Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Junior Stock have been or contemporaneously are paid in full or declared and, if payable in cash, a sum in cash has been Set Apart for Payment.

        (d) For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not (except with respect to dividends as permitted by Section 2(b)) make any payment on account of, or Set Apart for Payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any shares of the Parity Stock or any such warrants, rights, calls or options unless the Accrued Dividends on the Series B Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Parity Stock have been or contemporaneously are paid in full.

        (e) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock, if not paid on a Series B Dividend Payment Date, will accrue whether or not dividends are declared for such Series B Dividend Payment Date, whether or not the Corporation has earnings and whether or not there are profits, surplus or other funds legally available for the payment of such dividends. Any dividend payment made on shares of Series B Preferred Stock shall first be credited against the current dividend and then against the earliest Accrued Dividend.

        3.  Voting Rights.

        (a) The holders of shares of the Series B Preferred Stock will not have any voting rights, except as set forth herein or as required by law.

        (b) If and as long as (i) dividends on the Series B Preferred Stock shall be in arrears and unpaid for six (6) Dividend Periods (a "Payment Default"), the holders of such Series B Preferred Stock (voting together as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two (2) additional directors of the Corporation (the "Default Directors") at a special meeting called at the request of the holders of record of at least twenty percent (20%) of the shares of Series B Preferred Stock and the holders of record of at least twenty percent (20%) of the shares of any series of Parity Stock so in arrears (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at subsequent annual meetings until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof Set Apart for Payment. A quorum for purposes of electing Default Directors at any special or annual meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Stock upon which like voting rights have been conferred and are exercisable are represented in person or by proxy. Such Default Directors shall be elected upon affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum for the purpose of electing Default Directors is present. If and when all accumulated dividends and the dividend for the then current dividend period on the shares of Series B Preferred Stock shall have been paid in full or Set Apart for Payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Payment Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or Set Apart for Payment in full on all series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Default Director so elected shall immediately terminate. Any Default

Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and all series of Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Payment Default shall continue, any vacancy in the office of a Default Director may be filled by written consent of the Default Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock and Parity Stock upon which like voting rights have been conferred and are exercisable when they have the voting rights described above (voting together as a class) or by written consent of holders of a majority of such shares. The Default Directors shall each be entitled to one vote per director on any matter.

        (c) The foregoing voting provision will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited or Set Apart for Payment.

        4. Liquidation, Dissolution or Winding-Up. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of any order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, subject to the prior rights of holders of any Senior Stock, but before any distribution or payment shall be made to holders of Junior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive, on a parity with holders of Parity Stock, out of the assets of the Corporation legally available for distribution to stockholders, an amount per share of Series B Preferred Stock equal to the Stated Amount plus all Accrued Dividends thereon until the date of such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation. If upon any liquidation, dissolution or winding-up of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all Parity Stock in the distribution of assets, then the holders of shares of the Series B Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of assets of the Corporation first in proportion to the full liquidating distributions per share to which they would otherwise be respectively entitled and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of the full amount set forth above to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation and shall not be entitled to any other distribution. For the purposes of this Section 4, neither the consolidation, merger or other business combination of the Corporation with or into any other entity or entities nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

        5.  Call Right.

        (a) Except as provided in this Section 5, the Corporation shall have no right to repurchase any shares of Series B Preferred Stock. At any time or from time to time commencing six (6) months following the date which is the later of the third anniversary of the Issuance Date or the date which is the 91st day following the repayment in full of the Corporation's 12% Senior Notes due 2006 (the "Call Trigger Date"), the Corporation shall have the right, at its sole option and election, to repurchase, out of funds legally available therefor, all, or part, of the outstanding shares of Series B Preferred Stock by providing written notice (the "Call Notice") of its intention to repurchase all, or part, of the outstanding shares of Series B Preferred Stock on the 30th Business Day following the date of such notice (the "Call Date") at a cash price per share of Series B Preferred Stock (the "Call Price") equal to the Stated Amount plus all Accrued Dividends thereon to the date of redemption. If less than all shares of Series B Preferred Stock outstanding at the time are to be repurchased by the Corporation pursuant to this Section 5(a), the shares of Series B Preferred Stock to be repurchased shall be selected pro rata; provided, however, that in the event that less than ten percent (10%) of the number of shares of Series B Preferred Stock originally issued are then outstanding, the Corporation shall be required to repurchase all of such outstanding shares if it elects to repurchase any shares pursuant to this Section 5(a).

        (b) The Call Notice shall state: (i) the Call Date; (ii) the Call Price;
(iii) the number of such holder's outstanding shares of Series B Preferred Stock to be repurchased by the Corporation; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Call Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (v) that dividends on the shares of Series B Preferred Stock to be repurchased shall cease to accumulate as of the Call Date, or, if such shares are not actually repurchased on such date, the date on which the shares of Series B Preferred Stock are actually repurchased by the Corporation.

        (c) Upon the Call Date (unless the Corporation shall default in making payment of the appropriate Call Price), whether or not certificates for shares which are the subject of the Call Notice have been surrendered for cancellation, the shares of Series B Preferred Stock to be repurchased shall be deemed to be no longer outstanding, dividends on such shares of Series B Preferred Stock shall cease to accumulate and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the Call Price, without interest.

        6. Certain Transactions Prohibited. The Corporation shall not during any Pricing Period or any Conversion Period, declare a dividend or make a distribution, on the outstanding shares of Common Stock, in either case, in shares of Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock.

        7.  Conversion Into Common Stock.

        (a) Each share of Series B Preferred Stock may, at the option of the holder thereof, be converted into shares of Common Stock at any time during any Conversion Period, on the terms and conditions set forth in this Section 7. Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible in the manner hereinafter set forth into a number of fully paid and nonassessable shares of Common Stock equal to the product obtained by multiplying the Applicable Conversion Rate (as defined below) by the number of shares of Series B Preferred Stock being converted. The "Applicable Conversion Rate" means the quotient obtained by dividing the Conversion Value on the date of conversion by the Conversion Price on the date of conversion. Anything to the contrary contained in this Charter notwithstanding, in no event shall the Conversion Price used to compute the number of shares of Common Stock issuable upon conversion be less than $1.00 per share. In the event that the Conversion Price is less than $1.00 per share, then the number of shares of Common Stock issuable upon conversion shall be computed by reference to such floor.

        (b) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Section 6), or in case of any consolidation, share exchange or merger of the Corporation with or into another Person, or in case of any sale or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series B Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction). In any such case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this
Section 7 with respect to rights and interests thereafter of the holders of shares of Series B Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series B Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine in good faith to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 7 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

        Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person, if other than the Corporation, shall assume, by written instrument mailed to each record holder of shares of Series B Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, the obligation to deliver to such holder such cash, property and securities to which, in accordance with the foregoing provisions, such holder is entitled. Nothing contained in this Section 7(b) shall limit the rights of holders of the Series B Preferred Stock to convert the Series B Preferred Stock in connection with the Transaction.

        (c) The holder of any shares of Series B Preferred Stock may exercise its right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Preferred Stock to be converted duly endorsed to the Corporation in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 7. The Corporation will pay any and all documentary, stamp or similar issue or transfer tax and any other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes are inapplicable), the Corporation shall deliver or cause to be delivered (i) certificates registered in the name of such holder representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

        8. Reports as to Adjustments. Whenever the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible (or the number of votes to which each share of Series B Preferred Stock is entitled) is adjusted as provided in Section 7, the Corporation shall promptly issue a press release stating that the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series B Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

        9. Reacquired Shares. Any shares of Series B Preferred Stock redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation subject to the conditions or restrictions on authorizing, creating or issuing any class or series, or any shares of any class or series.

        10. Definitions. For the purposes of this Article V, Paragraph D., and with respect to the Series B Preferred Stock only, the following terms shall have the meanings indicated below:

        "Accrued Dividends" to a particular date (the "Applicable Date") means all dividends accrued but not paid on the Series B Preferred Stock pursuant to
Section 2(a), whether or not earned or declared, accrued to the Applicable Date.

        "Affiliate" or "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

        "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

        "Bylaws" means the bylaws of the Corporation, as in effect from time to time, including any and all amendments thereto and restatements thereof.

        "Call Date" shall have the meaning set forth in Section 5(a) hereof.

        "Call Notice" shall have the meaning set forth in Section 5(a) hereof.

        "Call Price" shall have the meaning set forth in Section 5(a) hereof.

        "Call Trigger Date" shall have the meaning set forth in Section 5(a) hereof.

        "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

        "Charter" means the charter of the Corporation, as currently in effect and as the same may be amended from time to time.

        "Closing Price" per share of Common Stock (or any other security) on any date shall be the last sale price, at 4:30 p.m., Eastern Time, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the NYSE or in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq National Market or American Stock Exchange, as the case may be, or, if the Common Stock (or such other security) is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock (or such other security) is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock (or such other security) selected by the Board of Directors.

        "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

        "Conversion Period" means: (x) the period beginning on October 2, 2000 and ending on October 13, 2000; and (y) the period beginning on December 7, 2000 and ending on December 20, 2000.

        "Conversion Price" shall be the Current Market Price for the Pricing Period, subject to adjustment as provided in Section 7.

        "Conversion Value" per share of Series B Preferred Stock shall be an amount equal to the Stated Amount plus all Accrued Dividends, if any, thereon to the date of conversion or redemption, as the case may be.

        "Current Market Price" per share of Common Stock (or any other security) for any Pricing Period shall be the average of the Closing Prices of a share of Common Stock (or such other security) for the ten consecutive Trading Days comprising the Pricing Period. If on any such Trading Day the Common Stock (or such other security) is not quoted by any organization referred to in the definition of Closing Price, the Current Market Price of the Common Stock (or such other security) on such day shall be determined by an investment banking firm of national reputation familiar with the valuation of companies substantially similar to the Corporation (the "Investment Banking Firm") appointed by the Board of Directors.

        "Dividend Payment Date" means December 31, 2000 (with respect to the first Dividend Payment Date) and thereafter on March 31, June 30, September 30, and December 31 of each year, provided that no Dividend Payment Date shall occur with respect to shares of Series B Preferred Stock which have actually been redeemed or repurchased by the Corporation.

        "Dividend Period" means the period from the Issuance Date to the first Dividend Payment Date (but without including such Dividend Payment Date) and, thereafter, each Dividend Payment Date to the following Dividend Payment Date (but without including such later Dividend Payment Date).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Issuance Date" means, with respect to each share of Series B Preferred Stock, the original date of issuance of that share.

        "Junior Stock" means all classes of Common Stock of the Corporation and each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation currently existing or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

        "NYSE" means the New York Stock Exchange, Inc.

        "Parity Stock" means any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution.

        "Person" means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

        "Preferred Stock" means the preferred stock, $0.01 par value per share, of the Corporation.

        "Pricing Period" means the ten (10) Trading Days ending one day prior to the first day of the applicable Conversion Period.

        "Senior Stock" means each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation. The existing Series A Preferred Stock of the Corporation shall constitute Senior Stock of the Corporation ranking senior to the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution.

        "Series A Preferred Stock" means the 8% Series A Cumulative Preferred Stock, $0.01 par value per share, of the Corporation, the terms of which are set forth in the Charter of the Corporation.

        "Series B Preferred Stock" means the Series B Cumulative Convertible Preferred Stock of the Corporation, $0.01 par value per share, the terms of which are set forth in these Articles Supplementary.

        "Set Apart for Payment" means the Corporation shall have irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000, in trust for the exclusive benefit of the holders of shares of Series B Preferred Stock, funds sufficient to satisfy the Corporation's payment obligation.

        "Stated Amount" means $24.46 per share of Series B Preferred Stock.

        "Surviving Person" means the continuing or surviving Person in a merger, consolidation, other corporate combination or the transfer of all or a substantial part of the properties and assets of the Corporation, in connection with which the Series B Preferred Stock or Common Stock of the

Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Person, the parent entity also shall be deemed to be a Surviving Person.

        "Trading Day" means a day on which the principal national securities exchange on which the Common Stock (or any other security) is quoted, listed or admitted to trading is open for the transaction of business or, if the Common Stock (or such other security) is not quoted, listed or admitted to trading on any national securities exchange (including the NYSE), any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

        11. REIT Status. Nothing contained in the Charter shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by the preservation of the Corporation's qualification as a real estate investment trust for Federal income tax purposes for the taxable year ended December 31, 1999, including without limitation the payment of dividends in the form of Parity Stock or Junior Stock.

        12. References. References to numbered sections herein refer to sections of this Article V, Paragraph D, unless otherwise stated.

                                   ARTICLE VI
              LIMITATION ON PERSONAL LIABILITY AND INDEMNIFICATION
                           OF DIRECTORS AND OFFICERS.

        To the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision of the charter or the Bylaws of the Corporation inconsistent with this provision, shall limit or eliminate in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

        THIRD: The amendment to and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors of the Corporation, has been approved by a majority of the entire Board of Directors and has been approved by the stockholders of the Corporation.

        FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.


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        FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

        SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV, Section B of the foregoing amendment and restatement of the charter.

        SEVENTH: Immediately before the amendments to the charter of the Corporation as hereinabove set forth, the total number of shares of stock of all classes that the Corporation had authority to issue was three hundred twenty million (320,000,000), of which three hundred million (300,000,000) were common stock, $0.01 par value per share, and twenty million (20,000,000) were preferred stock, $0.01 par value per share. The aggregate par value of all shares of all classes was $3,200,000. After the amendments to the charter, the total number of shares of stock of all classes that the Corporation has authority to issue is four hundred fifty million (450,000,000), of which four hundred million (400,000,000) shares are common stock, $.01 par value per share, and fifty million (50,000,000) are preferred stock, $0.01 par value per share. The aggregate par value of all shares of all classes is $4,500,000. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemptions of each class were not changed by the amendments.

        EIGHTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the act of the Corporation, and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 29th day of September, 2000.


ATTEST:                                 PRISON REALTY TRUST, INC.



By: /s/ Daryl K. Massengale             By: /s/ John D. Ferguson
    -------------------------------         ------------------------------------
Title: Secretary                        Title: President










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